UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

Foot Locker, Inc.
(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

112 West 34th Street, New York, New York		10120
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 212-720-3700

Former Name/Address
(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

	(e)	(1)	Bonus Waiver Letter.

On March 23, 2010, Ken C. Hicks, Chairman of the Board, President and Chief Executive Officer of Foot Locker, Inc. (the “Company”), and the Company signed a letter (the “March 23, 2010 Letter”) confirming Mr. Hicks’ election to irrevocably waive his entitlement to the cash annual bonus for the Company’s 2009 fiscal year referred to in Section 4(b) of Mr. Hicks’ employment agreement dated June 25, 2009 (the “Employment Agreement”). Except with regard to Mr. Hicks’ waiver of such bonus under his Employment Agreement, the terms of Mr. Hicks’ Employment Agreement remain in full force and effect. A copy of the March 23, 2010 Letter is attached hereto as Exhibit 10.1, and the description herein of such letter is qualified in its entirety by reference to the March 23, 2010 Letter.

(2) Establishment of Performance Goals.

(i) On March 23, 2010, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of the Company established the performance goals for the 2010 fiscal year under the Annual Bonus Plan. The goals for the executives are based on the Company’s pre-tax income. Under the Annual Bonus Plan, the amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The percentage of annual base salary payable at threshold, target, and maximum for each of the executives included as named executive officers in the Company’s 2010 proxy statement is stated in the table below:

Name	Percent of Annual	Percent of Annual	Percent of Annual
	Base Salary at	Base Salary at	Base Salary at
	Threshold Payout	Target Payout	Maximum Payout
Ken C. Hicks	31.25%	125%	218.75%
Robert W. McHugh	12.5%	50%	87.5%
Ronald J. Halls	12.5%	50%	87.5%
Richard A. Johnson	12.5%	50%	87.5%
Gary M. Bahler	12.5%	50%	87.5%

(ii) On March 23, 2010, the Compensation Committee established long-term incentive compensation performance goals for the 2010-2011 performance period based on a combination of the Company’s two-year average after-tax income and return-on-invested capital. Provided the performance goals are achieved, the payout structure of the executives’ long-term awards is as follows: (a) 50 percent of the award would be payable in cash under the Long-Term Incentive Compensation Plan, (b) 50 percent of the award would be payable in restricted stock units under the 2007 Stock Incentive Plan, subject to shareholder approval of an amendment and restatement of such plan at the 2010 annual meeting of shareholders, and (c) both the cash portion and the restricted stock unit portion of the payout would be subject to a time-based, one-year holding period following the end of the performance period before payout to the executives.

     Individual long-term target awards are expressed as a percentage of the rate of the executive’s annual base salary in the first year of the performance period. The percentages shown in the table below represent the percent of 2010 annual base salary rates that would be paid to each of the named executive officers, in cash and restricted stock units as described in the foregoing paragraph, only if the established goals are achieved.

Name	Performance	Percent of	Percent of	Percent of Annual
	Period	Annual Base	Annual Base	Base Salary at
		Salary at	Salary at	Maximum Payout
		Threshold	Target
		Payout	Payout
Ken C. Hicks	2010-2011	43.75%	175%	350%
Robert W. McHugh	2010-2011	18.75%	75%	150%
Ronald J. Halls	2010-2011	18.75%	75%	150%
Richard A. Johnson	2010-2011	18.75%	75%	150%
Gary M. Bahler	2010-2011	18.75%	75%	150%

The threshold, target, and maximum number of restricted stock units for each executive was calculated on March 23, 2010 on the basis of that day’s closing stock price. The actual number of restricted stock units awarded will be based on the Company’s performance compared to targets. The value of the restricted stock units received by an executive will depend upon the Company’s stock price on the payment date.

(3) Stock Option Awards. On March 23, 2010, the Compensation Committee granted nonstatutory stock options to the following named executive officers under the 2007 Stock Incentive Plan. The options will vest in three equal installments, on March 23, 2011, March 23, 2012, and March 23, 2013. The options were granted at an exercise price of $15.10 per share, which was 100 percent of the fair market value (closing price) of a share of the Company’s Common Stock on the date of grant.

Name	Number of Shares
Ken C. Hicks	300,000
Robert W. McHugh	80,000
Ronald J. Halls	80,000
Richard A. Johnson	80,000
Gary M. Bahler	40,000

(4) Annual Base Salaries. On March 23, 2010, the Compensation Committee approved the annual base salaries, effective as of May 1, 2010, of the following executive officers of the Company who will be included as Named Executive Officers in the Company’s 2010 proxy statement. As the Company’s salary increases generally become effective on May 1 of each year, the annual base salary rate shown in the table may be higher than the actual salary earned by the executive for the year. The actual salary earned for the year is the amount that will be reflected in the Summary Compensation Table in the Company’s proxy statement for the relevant year:

Name and Position	Year	Base Salary
Ken C. Hicks	2010	$1,100,000
Chairman of the Board, President
and Chief Executive Officer
Robert W. McHugh	2010	$ 600,000
Executive Vice President and
Chief Financial Officer
Ronald J. Halls	2010	772,500
President and Chief Executive
Officer – Foot Locker, Inc. -
International
Richard A. Johnson	2010	700,000
President and Chief Executive
Officer – Foot Locker U.S./Lady
Foot Locker/Kids Foot Locker/
Footaction
Gary M. Bahler	2010	533,000
Senior Vice President, General
Counsel and Secretary

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1 Ken C. Hicks bonus waiver letter signed on March 23, 2010

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.
(Registrant)

Date: March 29, 2010	By: /s/ Gary M. Bahler
Senior Vice President, General Counsel and
Secretary